Exhibit 10.52

AMENDMENT NO. 1
TO
MASTER SOFTWARE LICENSE & SUPPORT AGREEMENT

This Amendment No.1 (this “Amendment”) to the Master Software License & Support Agreement (the “Agreement”) dated February 1, 2006 by and between Chordiant Software, Inc. (“Licensor”) and Citicorp Credit Services, Inc. (USA) (“Licensee”) is made as of December 8, 2006 by and between Licensor and Licensee.

For good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the parties hereto, the parties agree as follows:

1. Section 6.2 of the Agreement shall be amended by deleting the first sentence of the paragraph and inserting the following sentence in lieu thereof:

“Each License granted by Licensor pursuant to this Agreement shall be a fully paid up, non-exclusive, irrevocable, perpetual (except as set forth in Section 2 above) worldwide license to use, perform, modify, enhance and create derivative works of the Software in the furtherance of Licensee’s or its Affiliates’ business purposes, subject only to such use restrictions as may be specifically set forth on the applicable License Schedule, including without limitation geographic restrictions and restrictions on the number or location of the computers or the users.”

2. Section 6.3 of the Agreement shall be amended by deleting the first sentence of the paragraph and inserting the following sentence in lieu thereof:

“Unless otherwise specifically set forth on the applicable License Schedule, each License granted pursuant to this Master Agreement shall include, for purposes of performing, modifying, enhancing and creating derivative works of the Software, the right for Licensee to permit the Software to be used by or on behalf of: (i) Affiliates (ii) third parties engaged by Licensee to conduct all or any portion of Licensee's or an Affiliate’s information processing, programming, network services, disaster, back up, or recovery services, and installation and implementation services, whether at a Licensee location, an Affiliate location or at the third party’s own location, and (iii) consultants and clients of Licensee or an Affiliate, provided that such usage by consultants and clients must be considered part of the business of Licensee or an Affiliate and must be subject to the other terms and conditions of this Agreement.”

3. Section 7.2 of the Agreement shall be amended by deleting the second sentence of the paragraph and inserting the following sentence in lieu thereof:

“Each such License shall entitle Licensee , its Affiliates, third parties engaged by Licensee, consultants and clients of Licensee or an Affiliate (provided such usage by consultants and clients must be considered part of the business of Licensee or an Affiliate and must be subject to the other terms and conditions of this Agreement) to use and modify the Source code and the Software, as reasonably necessary, in order to: (i) integrate the Software with Licensee’s other systems and programs; (ii) cause the Software to comply with changes in applicable laws, regulations, industry standards or market practice; (iii) enable the Software to remain current with technological innovations; and (iv) enable the Software to fulfill Licensee’s business purposes within the scope of the License granted pursuant to the terms and conditions of this Agreement.

4. All capitalized terms used herein which are not otherwise defined shall have the respective meanings given such terms in the Agreement. All other terms and conditions of the Agreement remain in full force and effect.

In witness whereof, this Amendment has been executed by the duly authorized representatives of the parties.

Citicorp Credit Services, Inc. (USA)   Chordiant Software, Inc.

By: __/s/ Mark D. Torkos_____   By: __/s/ Steven R. Springsteel

Name: _Mark D. Torkos___    Name: Steven R. Springsteel

Title: __CIO_____     Title: _President and CEO___

Date: __December 8, 2006______   Date: December 7, 2006____